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                                                                   EXHIBIT 99

FOR IMMEDIATE RELEASE
For more information contact:
Glenn Mouw, Executive Vice President/Chief Financial Officer
(360) 679-4181
Don Piercy, Vice President/Marketing Director (360) 679-4181

           INTERWEST BANCORP AGREES TO ACQUIRE CENTRAL BANCORPORATION

Oak Harbor, WA - January 11, 1996 (NASDAQ:  IWBK)

InterWest Bancorp today announced the signing of a definitive agreement to acquire Central Bancorporation of Wenatchee, Washington. This move signals a focused commitment to commercial banking and strengthens Interwest's presence in Central Washington.

Central Bancorporation, which operates Central Washington Bank and North Central Washington Bank with 10 offices in Chelan, Douglas and Okanogan Counties, had assets of $203.4 million and equity of $15.9 million on December 31, 1995. As an integral part of the merger, the commercial banking operations of Central Bancorporation will play a prominent role in providing the expertise to expand InterWest's business lending to complement its consumer banking presence.

Under the terms of the proposed agreement, the merger is expected to be accounted for as a pooling transaction. Based on Wednesday's closing price of $203/8 for InterWest stock, the exchange ratio would be 1.67 and would equate to $34.00 in market value per share. If InterWest stock is above $20.00 per share at closing, the exchange ratio will fluctuate from 1.70 to 1.41. Should InterWest stock close between $17.00 and $20.00 per share, the exchange ratio would be fixed at 1.70.

Central Bancorporation has also granted an option to InterWest, under certain circumstances, to purchase up to 19.9% of Central Bancorporation's outstanding common stock.

The transaction has been unanimously approved by the Boards of Directors of both companies. It is anticipated that the merger will be completed by the end of the second quarter of 1996, following the approval of applicable regulatory authorities and the shareholders of Central and InterWest.

"It is the intent of our strategic plan to further diversify into commercial banking activities enhancing the long-term profitability and value of our company," said Stephen M. Walden, InterWest's President and CEO. "The merger with Central Bancorporation will provide us with a proven vehicle to effectively enter the commercial banking arena in Central and Western Washington," added Walden.

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"The combination of these two successful organizations will provide expanded products and services to our customers, while maintaining the community banking orientation which has been the foundation of our growth and success," stated Gary M. Bolyard, President and CEO of Central Bancorporation, who will become Vice Chairman/Commercial Banking of InterWest.

"After we receive regulatory approval, our bank will continue to serve our customers and communities under the Central Washington Bank name. Customers of any branch will be able to conduct all their financial business at any location further identified with an InterWest affiliate logo. Our shareholders should benefit from the active trading of InterWest's stock and the potential for further in-market acquisitions of other community banks located in non-metropolitan cities," added Bolyard.

Central Bancorporation has a strong and consistent record of earnings. During 1995 Central Bancorporation earned $2.6 million, representing a 1.28% return on assets and a 17.6% return on equity. On 12/31/95 Central Bancorporation had non-performing assets of $228,000 or 0.11% of assets and loan loss reserves of $1.8 million, or 1.3% of net loans.

InterWest Bank was founded in 1957 and continues to pursue its strategic plan to diversify. It offers a full range of non-traditional financial products through InterWest Financial Services, insurance products through InterWest Agency, Inc. and recently acquired Cornerstone Northwest Mortgage. The combined entity will have forty-two offices, assets exceeding $1.5 billion, and will operate in thirteen counties throughout Central and Western Washington.

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